Exhibit 23

Consent of Cherry, Bekaert & Holland, L.L.P.

The Board of Directors
Citizens South Banking Corporation


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103218, 333-77657, and 333-111228) of Citizens South Banking
Corporation of our report dated February 13, 2004, relating to the consolidated statements of condition and related statements of operations, comprehensive income, changes in stockholders' equity and cash flows as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002, and 2001 which is included in the December 31, 2003 Annual Report on Form 10-K of Citizens South Banking Corporation.


/s/ Cherry, Bekaert & Holland, L.L.P.

Gastonia, North Carolina
March 10, 2004